EXHIBIT 99.1

[Health Sciences Group, Inc. Logo]

April 14, 2005

Dear Valued Shareholder,

We truly appreciate your support and interest in Health Sciences Group!

It is with great pleasure and enthusiasm that we enclose sample packets of our new product Shugr™ – the world’s first natural, zero-calorie sweetener!  We hope you enjoy Shugr™ and welcome your comments and feedback.

Over the past year, we have been working to successfully transition Health Sciences Group into a differentiated purveyor of high quality, high-margin, science-based nutritional products.  While we have strategically discontinued our low-margin manufacturing operations and curtailed revenues in 2004 and during the first quarter of this year, we have made several key acquisitions and expanded our product margins – in many cases reaching an average of over 70%.  We operate a lean infrastructure and expect to soon become debt-free.  We believe that we have positioned Health Sciences Group to become a market leader and expect 2005 to be our best year yet.

Health Sciences Group is quickly becoming a leading innovator in the areas of weight management and heart health – and we’re achieving this by leveraging our portfolio of patented products and cutting-edge technologies.  In particular, we believe Shugr™ will revolutionize the market for non-nutritive sweeteners.  Because of its unique formulation, Shugr™ not only tastes like cane sugar, but it also cooks like sugar.  Not only are its ingredients GRAS-certified by the FDA for safe consumption; but it is also tooth-friendly, it promotes healthy digestion, and has a low glycemic index making it is safe for diabetics!  Shugr™ is truly a unique product and is currently available only from us at our website (www.shugr.com).  In the coming weeks, you will start seeing Shugr™ in many specialty retail outlets.

In addition to Shugr™, we believe Sequestrol™ also has blockbuster potential.  Sequestrol™ is a non-prescription, natural nutritional supplement and functional ingredient clinically-proven to assist in the reduction of low-density lipoprotein (LDL) “bad” cholesterol and triglyceride levels.  In several clinical studies, Sequestrol™ was found effective in reducing serum and liver cholesterol by more than 20% as well as controlling serum and liver triglyceride levels.  We plan to sell Sequestrol™ directly to consumers via direct response channels such as radio and television infomercials.  We should be “on-the-air” sometime in the second quarter of this year.

In the coming months we expect to introduce other unique and innovative products such as Aplevia™, an all natural, disease-fighting super anti-oxidant derived from apple peels developed at Cornell University; Edible Sponges™, open-cell hydrocolloids which can function as excellent carriers for a wide range of compounds including vitamins, minerals, proteins and carbohydrates; and CoCare,™ our patented line of integrative medicine products which uniquely combine over-the-counter mediations with their nutraceutical counterparts.  We endeavor to keep you apprised of all new product launches as they happen.

With the continued commitment of our employees and business partners alike, and our balanced approach to financial and operational management, we believe we have assembled the right structure for building a significant enterprise and increasing shareholder value.  We are encouraged by the accomplishments and accolades of 2005 so far and look forward to delivering value for you – our valued shareholders.

We expect 2005 to be a banner year for us – and we couldn’t think of a better way to represent the sweet taste of success for your company than by giving you the opportunity to experience the sweet taste of Shugr™.  Enjoy!

Sincerely,

/s/ Fred E. Tannous

/s/ Bill Glaser

Fred E. Tannous

Bill Glaser

Co-Chairman & CEO

Co-Chairman & President

6080 Center Drive, 6th Floor  •  Los Angeles, CA 90045  •  (310) 242-6700  •  Fax (310) 362-8607  • info@hsciences.com